UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
     Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                    the Securities Exchange Act of 1934

                                          Commission File Number:   1-13375
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                          Tower Realty Trust, Inc.
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           (Exact name of registrant as specified in its charter)

           292 Madison Avenue, New York, New York (212) 448-1864
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $.01 per share
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          (Title of each class of securities covered by this Form)

                                    None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [ ]    Rule 12h-3(b)(1)(ii) [_]
             Rule 12g-4(a)(1)(ii)  [_]    Rule 12h-3(b)(2)(i)  [_]
             Rule 12g-4(a)(2)(i)   [_]    Rule 12h-3(b)(2)(ii) [_]
             Rule 12g-4(a)(2)(ii)  [_]    Rule 15d-6           [_]
             Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as of the certification or notice
date:     -0-
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          Pursuant to the requirements of the Securities Exchange Act of
1934, Tower Realty Trust, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

                                   METROPOLITAN PARTNERS LLC, as successor
                                   in interest to Tower Realty Trust, Inc.


DATE:  May 25, 1999                By:     /s/  J. Michael Maturo
                                        ------------------------------------
                                        Name:  J. Michael Maturo
                                        Title: Executive Vice President